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                         United States              |      OMB APPROVAL        |
              SECURITIES AND EXCHANGE COMMISSION    ---------------------------
                    Washington, D.C. 20549          |OMB Number  3235-0167     |
                                                    |Expires: October 31, 2004 |
                            FORM 15                 |Estimated average burden  |
                                                    |hours per response .. 1.50|
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 1-7736


                               Tab Products Co.
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            (Exact name of registrant as specified in its charter)

                        935 Lakeview Parkway, Suite 195
                         Vernon Hills, Illinois 60061
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                                (847) 968-5400
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      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock Purchase Rights
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           (Title of each class of securities covered by this Form)

                    Common Stock, par value $.01 per share
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     /X/              Rule 12h-3(b)(1)(i)     /X/
         Rule 12g-4(a)(1)(ii)    /_/              Rule 12h-3(b)(1)(ii)    /_/
         Rule 12g-4(a)(2)(i)     /_/              Rule 12h-3(b)(2)(i)     /_/
         Rule 12g-4(a)(2)(ii)    /_/              Rule 12h-3(b)(2)(ii)    /_/
                                                  Rule 15d-6             /_/

Approximate number of holders of record as of the certification or notice date: 1 (One)__________________

Pursuant to the requirements of the Securities Exchange Act of 1934, Tab Products Co. has caused this certification/ notice to signed on its behalf by the undersigned duly authorized person.


                                        TAB PRODUCTS CO.


Date:  October 22, 2002                 By:  /s/ Thaddeus S. Jaroszewicz
                                            _________________________________
                                             Name:  Thaddeus S. Jaroszewicz
                                             Title: Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.
                                                                     SEC 2069
                                                                     (11-01)




                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               Four Times Square
                              New York, NY 10036
                           Telephone: (212) 735-3000
                           Facsimile: (212) 735-2000


                                                      October 22, 2002


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                           Re: Tab Products Co.

Ladies and Gentlemen:

         On behalf of Tab Products Co., a Delaware corporation (the "Company"), transmitted herewith for filing pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 12g-4 promulgated thereunder, and Section 12(h) of the Exchange Act and Rule 12h-3 promulgated thereunder, is a copy of the Company's Form 15 with respect to the Company's common stock purchase rights. A copy of such Form 15 is being concurrently sent to the American Stock Exchange.

         Please telephone the undersigned or Richard J. Grossman, both of Skadden, Arps, Slate, Meagher & Flom LLP, at 212-735-3000 with any questions with respect to the filed document.

                                                    Very truly yours,

                                                    /s/ Leonard Ciriello

                                                    Leonard P. Ciriello


cc: American Stock Exchange